EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25233, 333-48789, 333-48795, 333-48815, 333-108092 and 333-155298 on Form S-8 of Regal Beloit Corporation of our report dated June 19, 2009, appearing in this Annual Report on Form 11-K of Regal Beloit Corporation Retirement Savings Plan for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, WI
June 19, 2009